Exhibit 99.1

BRIDGE BANCORP, INC. CONTACT	FNBNY BANCORP, INC. CONTACT
Kevin M. O’Connor	John F. Stewart
President & CEO	Chief Executive Officer
(631) 537-1000	(631) 348-6999

FOR IMMEDIATE RELEASE

BRIDGE BANCORP, INC.

ANNOUNCES AGREEMENT TO ACQUIRE FNBNY BANCORP, INC.

BRIDGEHAMPTON AND MELVILLE, NY, SEPTEMBER 30, 2013 --  Bridge Bancorp, Inc. (NASDAQ: BDGE), the parent company of  Bridgehampton National Bank, today announced the signing of a definitive agreement to acquire FNBNY Bancorp and its wholly owned subsidiary, the First National Bank of New York (collectively “FNBNY”). The transaction has been approved by the Board of Directors of each company and is expected to close in the first quarter of 2014. Completion of the transaction is subject to customary closing conditions, including the receipt of required regulatory approvals and the approval of FNBNY’s shareholders.

Under the terms of the agreement, shareholders of FNBNY will receive an aggregate of 244,110 Bridge Bancorp shares in exchange for all the issued and outstanding stock of FNBNY, subject to certain adjustments.  The purchase price will increase to the extent principal is recovered on $6.3 million of certain identified problem loans through closing and over a two-year period after the acquisition.  The purchase price will decrease if recoveries of $0.4 million of certain insurance claims are not received by the closing. Excluding these potential adjustments and based on Bridge Bancorp’s average closing stock price for the three days ended September 10, 2013 of $21.51, the transaction has an aggregate estimated value of $5.3 million.

FNBNY currently operates 3 full-service banking centers in Nassau and Suffolk counties in New York with total assets of $276 million, including $100 million in loans, funded by deposits of $209 million.  The combined institution will have $2.0 billion in assets, $1.7 billion in deposits and 26 branches serving Long Island with no branch consolidations expected.

“We are excited to announce the acquisition of FNBNY expanding our geographic footprint into Nassau County,” said Kevin O’Connor, President and CEO of Bridge Bancorp.  “This transaction complements our existing network and enhances our asset generation capabilities.  Our expanded branch network will allow us to serve a greater portion of the Long Island and metropolitan marketplace.”

John Stewart, CEO of FNBNY, commented, “We are delighted to join forces with Bridgehampton National Bank.  The merger will allow us to expand and enhance services and products for our customers.  In addition, the larger branch network will benefit the customers of both institutions.”

Bridge Bancorp estimates additional Tier 1 capital of $20-$25 million will be needed to support the acquisition and expects to achieve this through balance sheet management, the issuance of new capital or a combination of both.

Bridge Bancorp expects the transaction, inclusive of additional capital, will be 2-3% accretive to tangible book value per share and accretive to earnings per share by approximately 6-8%, assuming estimated synergies are fully phased in and excluding estimated merger and conversion related costs of approximately $2.2 million on an after-tax basis.  In connection with the transaction, Bridge Bancorp and a third party firm separately reviewed substantially all of FNBNY’s loans and estimate gross credit impairments of $14 million or 14% of FNBNY’s loan portfolio.

RBC Capital Markets, LLC acted as financial advisor to Bridge Bancorp and Luse Gorman Pomerenk & Schick, P.C. acted as its legal advisor.  Keefe, Bruyette & Woods acted as financial advisor to FNBNY Bancorp and Debevoise & Plimpton LLP acted as its legal advisor.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank. Established in 1910, the Bank, with assets of approximately $1.7 billion, and a primary market area of Suffolk County, Long Island, operates 23 retail branch locations. Through this branch network and its electronic delivery channels, it provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through the Bank’s wholly owned subsidiary, Bridge Abstract. Bridge Investment Services offers financial planning and investment consultation.  For more information visit www.bridgenb.com

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  In addition to those risk factors listed in Bridge Bancorp’s Annual Report on Form 10-K, the following factors could cause the actual results of Bridge Bancorp’s operations to differ materially from Bridge Bancorp’s expectations: a failure to satisfy the conditions to closing for the proposed merger in a timely manner or at all; failure of the FNBNY stockholders to approve the proposed merger; failure to obtain the necessary governmental approvals for the proposed merger or adverse regulatory conditions in connection with such approvals; disruption to the parties’ businesses as  a result of the announcement and pendency of the transaction; and difficulties related to the integration of  the businesses following the merger.  Bridge Bancorp does not assume any duty to update forward-looking statements.

Bridge Bancorp will be filing a registration statement on Form S-4 containing a prospectus and other documents regarding the proposed transaction with the SEC.  FNBNY stockholders and investors are urged to read the prospectus when it becomes available, because it will contain important information about Bridge Bancorp and FNBNY. When available, copies of the prospectus will be mailed to FNBNY stockholders.  When available, copies of the prospectus also may be obtained free of charge at the SEC’s web site at http://www.sec.gov, or by directing a request to Bridge Bancorp, Inc., Attention: Corporate Secretary, 2200 Montauk Highway, Bridgehampton, New York, 11932, or on its website at www.bridgenb.com.